Exhibit 99.1

RXi Pharmaceuticals Reports Financial

Results for the Second Quarter of 2013

WESTBOROUGH, MA – August 14, 2013 — RXi Pharmaceuticals Corporation (OTCQX: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for quarter ended June 30, 2013, and provided a business update.

“The first half of 2013 has been a good one for RXi Pharmaceuticals, with steady progress - in line with our planning and budget - for our research and development activities,” commented Dr. Geert Cauwenbergh, President and CEO of the Company. He added that, “Not only has the successful outcome of our first two Phase 1 studies provided us with the confirmation for safety and tolerance of RXI-109 in volunteers; they have also provided us with the pharmacological confirmation that RXI-109 acts in line with its expected mechanism of action. These two positive outcomes allow us to embark on Phase 2 clinical studies with an increased level of confidence.”

Second Quarter 2013 and Recent Company Highlights

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Announcement of positive results in first double blind study in healthy volunteers in RXI-109: In June 2012, we initiated our first clinical trial of RXI-109, known as Study 1201. Study 1201 enrolled fifteen subjects where each received an injection of RXI-109 in two separate areas on the abdomen and placebo injections in two other areas of the abdomen. In June 2013, we announced that Study 1201 did not cause significant side effects or toxicities and showed that RXI-109 significantly reduced the expression of CTGF protein in the wound area in a dose dependent manner 84 days after a single dose, suggesting a potent and long lasting effect on this key biomarker for abnormal scarring.

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Commenced trading on the OTCQX marketplace: The OTCQX marketplace is reserved for high-quality U.S. companies that meet financial standards, undergo management reviews and provide timely news and disclosure to investors. On July 19, 2013, the Company’s common stock was listed to the OTCQX from the OTCBB and began trading on the same day.

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Announcement of positive data in second Phase 1 multi-dose study in healthy volunteers in RXI-109: In December 2012, we initiated a second Phase 1 clinical trial of RXI-109, known as Study 1202. Study 1202 enrolled nine subjects, during which subjects received intradermal injections of RXI-109 in four separate areas of the abdomen and placebo injections in four other areas of the abdomen, all of which were administered on multiple occasions over multiple weeks. In July 2013, we announced that multiple injections of RXI-109 were well tolerated with minimal and mild side effects. The treatment of RXI-109 in this study resulted in dose dependent silencing of CTGF mRNA in the treated areas 3 days after the last dose.

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Announcement of application for listing on The NASDAQ Capital Market: On July 22, 2013, the Company announced that it had filed an application for approval to move the listing of its common stock to The NASDAQ Capital Market. The Company expects the application process to take approximately 6-8 weeks.

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Completion of a 1-for-30 reverse stock split: On July 22, 2013, the Company announced a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock. The reverse split was effective as of July 23, 2013 and began trading on a post-split basis at the open of the OTCQX on July 24, 2013.

Selected Financial Highlights

Cash and Cash Equivalents

At June 30, 2013, RXi had cash, cash equivalents, and short term investments of approximately $17.6 million, compared with $5.1 million at December 31, 2012.

Net Loss and Net Loss Applicable to Common Stockholders

The net loss for the three months ended June 30, 2013 was $2.0 million, including $0.4 million in non-cash share-based compensation expense, compared with a net loss of $7.6 million, including $0.2 million in non-cash share-based compensation expense, for the three months ended June 30, 2012. The decrease in the net loss of $5.6 million was primarily attributable to a one-time charge in the quarter ended June 30, 2012 of $6.2 million related to the fair value of common shares issued in exchange for the use of patent and technology rights.

The net loss for the six months ended June 30, 2013 was $16.4 million, including $1.1 million in non-cash share-based compensation expense, compared with a net loss of $9.5 million, including $0.4 million in non-cash share-based compensation expense, for the six months ended June 30, 2012. The increase in net loss of $6.9 million was primarily attributable to an increase of $6.1 million in expense related to the fair value of common shares issued in exchange for patent and technology rights and an increase of $0.7 million in non-cash share based compensation expense.

Net loss applicable to common stockholders for the three months ended June 30, 2013 was $4.4 million compared with a net loss applicable to common stockholders of $18.2 million for the comparable period in 2012. The decrease in net loss applicable to common stockholders of $13.8 million was primarily attributable to the aforementioned decrease in the net loss as compared to prior year and a one-time charge of $9.5 million during this period in the prior year related to the beneficial conversion feature of the Series A Preferred Stock issued.

Net loss applicable to common stockholders for the six months ended June 30, 2013 was $22.3 million compared with a net loss applicable to common stockholders of $20.1 million for the comparable period in 2012. The increase in net loss applicable to common stockholders of $2.2 million was primarily attributable to the aforementioned increase in net loss as compared to prior year and an increase of $4.8 million related to the fair value of dividends paid on the Series A convertible preferred stock offset by a decrease of $9.5 million related to the beneficial conversion feature of the Series A convertible preferred stock recorded in the second quarter of 2012.

Revenues

Total revenues for the three months ended June 30, 2013 was $0.2 million as compared with no revenue for the comparable period in 2012. The increase in total revenues for the three months ended June 30, 2013 was due to the recognition of work completed on the Company’s government grants during the period.

Total revenues for the six months ended June 30, 2012 was $0.3 million as compared with no revenue for the comparable period in 2012. The increase in total revenues for the six months ended June 30, 2013 was due to the recognition of work completed on the Company’s government grants during the period.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2013 were $1.2 million, compared with $6.9 million for the three months ended June 30, 2012. The decrease of $5.7 million is largely due to the one-time charge of $6.2 million, during the second quarter of 2012, related to the fair value of common shares issued in exchange for the use of patent and technology rights offset by an increase of $0.4 million in research and development expense due to clinical trial expenses for the Company’s two Phase 1 clinical trials.

Research and development expenses for the six months ended June 30, 2013 were $15.0 million, compared with $8.1 million for the six months ended June 30, 2013. The increase of $6.9 million was primarily due to increases of $6.1 in expense related to the fair value of common shares issued in exchange for patent and technology rights, $0.5 million in research and development expense related to the Company’s two Phase 1 clinical trials and $0.4 in employee stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2013 were $1.0 million, compared with $0.7 million for the three months ended June 30, 2012. The increase in general and administrative expenses of $0.3 million was primarily related to an increase of $0.2 million in employee stock-based compensation expense.

General and administrative expenses for the six months ended June 30, 2013 were $1.7 million, compared with $1.5 million for the six months ended June 30, 2012. The increase in general and administrative expenses of $0.2 million was primarily related to an increase of $0.4 million in employee stock-based compensation expense offset by a decrease of $0.2 million in general and administrative expense related to lower personnel and board fees and expenses.

Series A Preferred Stock and Dividends

Accretion of Series A convertible preferred stock and dividends was $2.4 million for the three months ended June 30, 2013, compared with $10.6 million accretion of Series A convertible preferred stock and dividends for the comparable period in 2012. The decrease of $8.2 million is primarily due to the one-time charge of $9.5 million related to the beneficial conversion feature of the Series A convertible preferred stock recorded in the second quarter of 2012, offset by an increase of $1.3 million in the fair value of dividends paid on the Series A convertible preferred stock as compared with the same period in the prior year.

Accretion of Series A convertible preferred stock and dividends was $5.9 million for the six months ended June 30, 2013, compared with $10.6 million accretion of Series A convertible preferred stock and dividends for the comparable period in 2012. The decrease of $4.7 million is primarily due to the one-time charge of $9.5 million related to the beneficial conversion feature of the Series A convertible preferred stock recorded in the second quarter of 2012, offset by an increase of $4.8 million related to the fair value of dividends paid on the Series A convertible preferred stock as compared with the same period in the prior year.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTCQX: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate, the expression of a specific gene that may be over-expressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, targets connective tissue growth factor (CTGF) to reduce dermal scarring (fibrosis), entered human clinical trials in June 2012. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will enter into a Phase 2 clinical trial for RXI-109; our ability to implement cost-saving measures; and statements about future expectations, including future expectations regarding our NASDAQ listing. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trial with RXI-109 may not be successful in evaluating the safety and tolerability of RXI-109 or providing preliminary evidence of surgical scar reduction; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; general economic conditions; risks that NASDAQ may determine that we do not meet their initial listing criteria, that if the listing is approved it will not have the intended effects of improving access to certain investors, financing flexibility and liquidity; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION (REGISTRANT)

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Total revenues	$225	$—	278	$—

Research and development expense	1,213	6,947	14,985	8,100
General and administrative expense	977	716	1,652	1,468

Operating loss	(1,965)	(7,663)	(16,359)	(9,568)
Interest income (expense)	4	(6)	4	(27)
Other income, net	—	70	(3)	71

Net loss	(1,961)	(7,599)	(16,358)	(9,524)
Accretion of Series A convertible preferred stock and dividends	(2,399)	(10,620)	(5,946)	(10,620)

Net loss applicable to common stockholders	$(4,360)	$(18,219)	$(22,304)	$(20,144)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.39)	$(4.13)	$(2.52)	$(5.20)

Weighted average common shares outstanding:
Basic and diluted	11,168,144	4,406,780	8,845,026	3,877,387

RXi PHARMACEUTICALS CORPORATION (REGISTRANT)

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$8,587	$5,127
Restricted cash	53	53
Short term investments	9,000	—
Prepaid expenses and other current assets	209	212

Total current assets	17,849	5,392

Equipment and furnishings, net	147	198
Other assets	—	2

Total assets	$17,996	$5,592

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$358	$416
Accrued expenses and other current liabilities	913	767
Deferred revenue	239	491
Current maturities of capital lease obligations	—	5

Total current liabilities	1,510	1,679
Deferred revenue, net of current portion	—	27

Total liabilities	1,510	1,706
Total convertible preferred stock	9,771	9,726
Total stockholders’ equity (deficit)	6,715	(5,840)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$17,996	$5,592